INTERNATIONAL DISTRIBUTION CONTRACT

PART I (Special Conditions)

S-1	Name and address of the Manufacturer: TECNIMED srl

having its seat at **p.le Cocchi, 12 - 21040 Vedano Olona (VA) – Italy Tel +39 0332 402350**
Fax +39 0332 402347, e-mail info@tecnimed.it here represented by **Mr. Francesco Bellifemine, President**
(hereinafter called " Tecnimed")

S-2	Name and address of the Distributor: Kidz-Med Inc.

having its seat at **: 1112 Weston Road, Unit 278, Weston, FL33326, USA Tel 845-255-2200, Fax 845-255-3299, e-mail** docbip@kidzmed.com here represented by Dr. Christopher F. Tirotta, **CEO, American Scientific Resources, Inc.**
(hereinafter called "the Distributor")

S-3	Contractual Territory and Market Channels: United States of America (see Annex III)

S-4	Contractual Products: THERMOFOCUS models 0700 and 01500, and any alterations or improvements thereto on these two models.

S-5	Yearly minimum purchase (art. 4)

Product	Year	Quantity	Year	Quantity
THERMOFOCUS 0700/01500	**2007-2008**	**50,000**	**2009**	**60,000**
		…………		……………

For the years following those indicated in the box the increase of 20% indicated in art. 4.1 will apply unless otherwise agreed.

S-6	Date and signature of the parties

This distribution contract is governed by the special conditions hereabove (to the extent the respective boxes have been filled in) and by the general conditions contained in part II hereafter.

March 31, 2008	March 31, 2008
Vedano Olona (VA) Italy	Florida - USA
Francesco Bellifemine, President	Dr. Christopher F. Tirotta, CEO

TECNIMED s.r.l.
P.le Cocchi, 12 - 21040 Vedano O.
Tel 0332 402350 - Fax 0332.402347
C.F. e P. IVA 00767900129

Tecnimed srl	**Kidz-Med, Inc**

PART II

GENERAL CONDITIONS

1. Territory and Products

1.1 Tecnimed grants and the Distributor accepts the exclusive right to sell the products listed in box S-4 of the special part (hereinafter called "the Products") in the market channel of the territory indicated in box S-3 of the special part (hereinafter called "the Territory").

2. Distributor's functions

2.1 The Distributor sells, in his own name and for his own account, in the Territory, the Products supplied to him by Tecnimed.

2.2 The Distributor has no authority to make contracts on behalf of, or in any way to bind Tecnimed towards third parties.

2.3 The Distributor agrees to promote in the most effective way, and in accordance to the general directions given by Tecnimed, the sale of the Products within the whole Territory and to protect Tecnimed's interests with the diligence of a responsible businessman. He grants to already have and he shall maintain an adequate organization for sales (and, where appropriate, after-sales service) with all means and personnel as are reasonably necessary in order to ensure the fulfilment of his obligations under this contract for all Products and throughout the Territory. The Distributor will inform Tecnimed about his sales organization and the number of his sales men working in each sales channel in the territory.

3. Undertaking not to compete

3.1 Without the prior written authorization of Tecnimed, the Distributor shall not, distribute, manufacture or represent any products which are in competition with the Products, for the entire term of this contract and for two years after its effective termination. In particular he shall not engage, within the Territory or elsewhere, directly or indirectly, acting as manufacturer, commission merchant, intermediary, reseller, distributor, agent, or in any other way, for the benefit of himself or of third parties who manufacture or market products that are in competition with the Products. Notwithstanding the foregoing, Distributor may sell contact thermometers that retail for less than ten US ($10) dollars.

3.2 However, the Distributor may market or manufacture non-competitive products (provided not for the benefit of competing manufacturers) on condition that he informs Tecnimed in writing in advance (stating in detail the types and characteristics of such products), and that the exercise of such activity does not prejudice the punctual fulfilment of his obligations under this agreement.

3.3 Notwithstanding anything to the contrary contained in this Agreement, should Distributor secure a commitment for the sale of the Products to a national retail chain (the "Chain") within the Territory and the Market Channels in Section S-3, Tecnimed may not sell its Products to such Chain directly or through any third party without the prior written consent of Distributor. The aforementioned provision shall survive the termination of this Agreement, unless said termination is due to a breach of the Distributor's obligation under this Agreement.

4. Minimum purchase

4.1 The Distributor undertakes to purchase, during each year, Products quantities to at least the minimum yearly quantities indicated in box S-5. Unless otherwise agreed, such quantities will be automatically increased by 20% every successive year after 2008, so that in 2009 the minimum order quantity shall be 60,000 units, until such figure reaches 100,000 units. However the distributor shall attempt to order the product in advance given the fact that it takes approximately five months to produce same after order.

4.2 If the Distributor fails to attain within the end of any year the minimum purchase in force for such year Tecnimed shall be entitled, by notice given in writing (e.g. e-mail, or fax, or registered mail with return receipt, or special courier), at his choice, to terminate this Agreement, to cancel the Distributor's exclusivity or to reduce the extent of the Territory.

5 Advertising and fairs

5.1 The Distributor shall be responsible for all advertising necessary to promote the Products within the Territory. Such advertising must be in accordance with the indications given by Tecnimed, in order to warrant that it conforms to Tecnimed's image and marketing policies. Unless otherwise agreed, the costs of advertising are to be covered by the Distributor. Tecnimed shall provide to the Distributor at Tecnimed's expense all necessary computer files already owned by Tecnimed including digital designs and text illustrations to assist Distributor with respect to such advertising.

5.2 The Distributor may take part, at his own expense, in the most important fairs and exhibitions in the Territory. Tecnimed reserves the option to participate directly and to bear the respective expenses, in whole or in part.

5.3 In case the Distributor will decide to put the products on his Internet site, first he has to submit it to the approval of Tecnimed. The parties will establish a reciprocal link between the site of the Distributor and the respective page of the site of Tecnimed and vice versa. In the site of the Distributor the link to Tecnimed's site will be introduced as "Link to the Manufacturer". Each link will be accompanied with the flag of the country of the other party.

6. Conditions of supply - Prices – Payments

6.1 Tecnimed shall in principle accept to supply all Products ordered, subject to their availability, and provided payment of the Products is adequately warranted. All sales of the Products to the Distributor shall be governed by Tecnimed's general conditions of sale, attached to this contract as Annex 1. In case of contradiction between such general conditions and this contract, the latter shall prevail.

6.2 The prices payable by the Distributor shall be those set forth in Annex II. The parties hereto agree that the price may be changed no more then once annually taking into consideration only price of materials and inflation. Notwithstanding the foregoing, the prices are subject to be automatically adjusted taking into consideration currency fluctuations, according to Annex II.

6.3 Payment will be made by means of wire transfer in advance or an irrevocable letter of credit confirmed by a leading Italian bank, with the following payment condition:

1) 30% deposit at purchase order;

2) 40% through CAD (Cash Against Documents) upon receipt of goods at U.S. port and before the consignment to the Distributor;

3) the remaining 30% at 60 days after receipt of goods at US port.

6.4 The Distributor agrees to comply, with the utmost care, with the terms of payment agreed upon between the parties.

6.5 All payments by Distributor will be made in currency of United States of America.

6.6 It is agreed that the Products delivered remain Tecnimed's property until complete payment is received by Tecnimed. With respect to every end each unpaid unit, if payment is not provided within thirty (30) days of the terms agreed in article 6.3 above, Tecnimed has the right to call back said units and the Distributor shall provide to immediately resend it to Tecnimed. In case the Distributor doesn't immediately provide, Tecnimed has the right to assess a penalty to the Distributor which is equal to the price of the unpaid units, the price being still due.

6.7 The Distributor shall avoid such pricing policies as would clearly adversely affect the image of the Products. The Distributor will keep Tecnimed informed about resale prices. For no reason during the contract and also after its termination, the retail price of the Products can be substantially lower than the initial price without the written approval by Tecnimed.

6.8. Products purchase hereunder shall be subject to acceptance by the Distributor. Acceptance shall be deemed to occur on the later of (a) within 30 days of receipt by Distributor without contest, or (b) within 10 business days after the expiration of an applicable Distributor or Tecnimed warranty to consumers. Distributor shall promptly inform Tecnimed of any Product rejected as non-conforming and, at Tecnimed's request, shall return any non-conforming goods to Tecnimed. Products that have faulty packaging are not considered defective. Products as to which no rejection has occurred within the aforementioned periods shall be deemed conforming and accepted.

6.9. The shipments will be done ex-works. The parties can also agree a CIF shipment and in this case Tecnimed will add the cost of the delivery in the invoice. However every shipment has to be insured. In case of CIF deliveries the following articles 6.10 will be applied.

6.10 In case of CIF consignments, the deliveries to Distributor will be deemed to occur when the Products being shipped are placed in the possession of Distributor or of any other subject indicated by the Distributor. Title and risk of loss or damage with respect to the Products shall pass to Distributor upon receipt of the Products.

---

7. Active sales outside the Territory

7.1 The Distributor agrees not to sell and/or to advertise the Products or any competitor products or establish any branch or maintain any distribution depot for distribution of the Products or any competitor products outside the Territory.

7.2 The Distributor will take any possible precaution in order to avoid the possibility that, without the written authorisation of Tecnimed, some Product can be sold out of the Territory by some company that bought Products sold by the Distributor.

7.3 The Distributor will sell the product only within the Channels of Sales specified as assigned to them in Annex III, unless Tecnimed agrees in writing prior to such sale to allow a sale outside of said Channels of Sales. If a customer cannot be defined as fitting into any of the specified sales channels, or if the appropriate channel of sales for any customer is disputed it will be referred back to Tecnimed who will make a final determination as to what channel of sale or territory the customer belongs in, in its reasonable discretion. If Tecnimed deems the Distributor to have sold the product outside the specified Channels of Sales, or if there is a dispute as to whether any customer of the Distributor is within the specified Channels of Sales, Tecnimed will give the Distributor notice of the same. The Distributor will have thirty (30) days to clear the aforesaid default. If Tecnimed determines, in its reasonable discretion, that the Distributor has sold the product outside the specified Channels of Sales assigned in Annex III, then Tecnimed shall assess a penalty to the Distributor which is equal to the revenue of the disputed sale. Said revenue shall be shared equally by Tecnimed and any distributor to whom the disputed Channels of Sales was assigned. Tecnimed may allow, at their discretion, direct communication between their various distributors in the territory in order to expedite the referrals of customers to the appropriate Channels of Sales, however, Tecnimed will be made aware of all such communications.

7.4 Should Distributor sell the minimum units required under 4.1, on October 1, 2008 Distributor shall be granted, in addition to the rights already granted hereunder, an exclusive right to sell to the following markets within the Territory:

1. Professional, Scientific and Technical Services, as a whole, as set forth in attached Schedule B;
2. Educational Services, as a whole as set forth in attached Schedule B;
3. Health Care and Social Assistance, as a whole as set forth in attached Schedule B;
4. Public Administration, as a whole as set forth in attached Schedule B; and
5. Any government organizations, at any level of government

Items 1, 2, 3, 4 & 5 above are collectively the "Professional Market"

The following minimum orders shall apply with respect to the Professional Market:

1) 20,000 units from October 1, 2008 through December 31, 2009;
2) 25,000 units from January 1, 2010 through December 31, 2010;
3) 5,000 increases every year until the minimum is 40,000 units.

8. Manufacturer's trademarks

8.1 The Distributor shall make use of Tecnimed's trademarks, trade names or any other symbols, for the only purpose of identifying and advertising the Products, within the scope of his activity as distributor of Tecnimed and in Tecnimed's sole interest.

8.2 The Distributor hereby agrees neither to register nor to have registered, any domain, trademarks, trade names or symbols of Tecnimed or of the Products (nor any domain, trademarks, trade names or symbols that may be confused with Tecnimed's ones), in the Territory or elsewhere. He furthermore agrees not to include the above trademarks, trade names or symbols in his own trade or company name.

8.3 The right to use Tecnimed's trademarks, trade names or symbols, as provided for under the first paragraph of this article, shall cease immediately for the Distributor, on expiration or effective termination, for any reason, of the present contract. The Distributor furthermore agrees to avoid, in his contacts with third parties, to make any reference to the previous relationship with Tecnimed, in order to avoid any risk of confusion on the side of the customers.

8.4 The Distributor shall notify Tecnimed of any infringement in the Territory of Tecnimed's trademarks, trade names or symbols, or other industrial property rights, that come to the Distributor's attention. Distributor may take action against a third party infringer.

8.5 Notwithstanding the foregoing the Distributor may use the trade name Kidz-Med with respect to the Products. Nevertheless the trade name of the product shall be THERMOFOCUS.

9. Exclusivity

9.1 Except as set out hereafter, Tecnimed will sell, in the Territory, only to the Distributor. He agrees furthermore not to appoint in the Territory any distributors, agents or intermediaries, for the purpose of distributing the Products in the same channel of sales as identified in the ANNEX III.

9.2 Tecnimed reserves the right to put the products in international catalogs sent to clients worldwide. Any interest, generated though such catalogues, by U.S. customers that are within the Market Channels in S—3 in the Product, shall be directed to Distributor. Tecnimed may make a one time sale of no more than 50 units of the Product to such customers but any subsequent sales must go through the Distributor.

9.3 If Distributor fails to meet the sales requirements in Section 4 hereof, Tecnimed may deem the Distributor's exclusivity under ANNEX III null and void; provided, however, any Chain that was a client of Distributor during the term of exclusivity within the Territory and the Market Channels in Section S-3 shall remain exclusively Distributors client and Tecnimed may not sell its Products to such Chain directly or through any third party without the prior written consent of Distributor. The aforementioned provision shall survive the termination of this Agreement unless said termination is due to breach of Distributor's obligations.

10. Term and termination of the contract

10.1 This contract replaces any other preceding agreement between the parties.

10.2 This contract is concluded for an indefinite period and enters into force on the date of the first order as in Annex I.

10.3 This contract may be terminated as follows:

(i) at any time upon mutual written agreement of the parties;

(ii) by either party if (A) the other party is in material breach of its obligations hereunder and such breach continues uncured for a period of 30 days after written notice to the defaulting party, or (B) the other party makes a general assignment for the benefit of its creditors, appoints or has appointed a receiver, trustee in bankruptcy or similar officer to take charge of all or part of its property, files or has a petition filed against it in any bankruptcy (unless such petition is dismissed within 60 days of its filing), and/or is adjudged insolvent or bankrupt; or

(iii) see 9.3.

10.4 The Distributor is not entitled to an indemnity for goodwill or similar compensation in case of termination of the contract.

11. Earlier contract termination (Intentionally Deleted)

12. Applicable law on the Medical Devices.

12.1 Prevailing part of the products sold by Tecnimed are Medical Devices. Hence both Tecnimed and the Distributor have to respect all the rules about the Medical Devices active at the moment (i.e. 93/42 CEE and ISO 13485:2003)

12.2 The Distributor shall exercise due diligence to keep Tecnimed informed about: the laws and regulations which are applicable in the Territory and relate to the Products (e.g. import regulations, labelling, technical specifications, safety requirements, etc.), and, as far as they are relevant for Tecnimed, the laws and regulations concerning the Distributor's activity. Nevertheless, Tecnimed represents that the Products adhere to all applicable laws regarding medical devices, are subject to export controls and are licensable under the U.S. Government export regulations.

12.3 Tecnimed undertakes to inform the Distributor of any Production Problems and in turn the Distributor undertakes to inform Tecnimed of any Product Related Adverse Information resulting from analysing the Post Market Feedback, Adverse Incident Reporting, Corrective Action and Customer Complaints systems.

12.4 Tecnimed will consign all the Medical Devices including the number of the manufacturing LOT. or the serial number on the documents of transport, on the packaging and also on the product (when it is possible). It is suggested that the Distributor record the LOT. number related to the product on every document of transport and/or invoice to his clients. In every case the complete traceability of the goods has to be assured until the final client. According to these numbers in case it is necessary, the Distributor has to be able to provide to call back from the market, some specific lot of goods and provide to resend it to Tecnimed.

12.5 In case it is required a translation of the instructions, the Distributor will provide to it and will confirm under his responsibility that the translation will be equivalent to the original instructions and in no way the meaning of a phrase will be different from the original meaning. The Distributor will send a draft of the translation in the format requested by Tecnimed and then Tecnimed will provide to print and to put the translation in the boxes. In case the Distributor want to print and to bind the translation to the packaging by himself, he has to send two copies of the draft to Tecnimed before to print the sheets. If the draft is OK Tecnimed will sign and send back a copy to the Distributor and then the Distributor can print them. Then the Distributor will send some final printed sheet to Tecnimed before this last will consign the first order of goods.

13. Applicable law – Jurisdiction – Arbitration

13.1 This Agreement shall be governed by the laws of the State of New York without reference to the principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York.

14. Liabilities and Damages

14.1 The Manufacturer will be liable for any damages which may be incurred from any defect in the contractual goods including product liability. The Manufacturer will carry adequate insurance coverage against possible claims in connection with product liability.

15. Force Majeure

15.1 Any interruption of the normal business relations of the parties for more than ninety (90) days due to circumstances beyond the reasonable control of the parties, including floods, fire, earthquakes and other acts of God, as well as strikes, war or military operations or special restrictions of governments or state authorities, shall entitle either party to terminate this Agreement at any time prior to the resumption of normal business relations. The party must inform the other party in writing within ten (10) of the event having taken place.

16. Independent Contractor

16.1 This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Except as is expressly set forth herein, each party shall bear full and sole responsibility for its own expenses, liabilities, costs of operation and the like. Neither party has or shall have the power to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf of in the name of the other party.

17. Notices

17.1 All notices hereunder shall be in writing and shall be delivered through an internationally recognized overnight delivery service with confirmation of delivery, to the parties at their respective addresses set forth in Sections S-1 & S-2. Purchase orders, forecasts and other routine business forms (and any notices not sent in accordance with the foregoing) shall be effective only upon receipt.

18. Waiver

18.1 Failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be deemed to continuing waiver of that provision or waiver of any other provision of this Agreement.

19. Modification

19.1 This Agreement reflects all of the Agreements, understandings, representations, conditions and warranties by and between the parties. Neither party shall be liable for any representation made unless it is expressly set forth in the Agreement, or a subsequent document relating to the subject matter contained herein. This Agreement may not be modified or amended except in writing signed by both of the parties.

20. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument. This Agreement may be executed via facsimile with an original signature thereafter furnished, provided however that neither party may avoid any obligation hereunder by failing to provide such original signature.

ANNEX I - GENERAL CONDITIONS OF SALE

A Tecnimed will arrange transportation of the goods from Tecnimed, Italy at the best possible prices. The cost of transportation will be paid by the Distributor. i.e. Ex works with insurance. In case the Distributor will require a CIF delivery, Tecnimed will invoice this additional cost to the Distributor.

B Minimum order quantity : 1 shipper box of 72 units
The first order (with quantity of at least 1000 units) has to be done not later than 30 days after signing this contract. Otherwise the contract will terminate.

ANNEX II - EX-WORKS PRICE LIST TO DISTRIBUTOR

	With box and inner box	Without box and inner box	with clam shell
Include Thermofocus 01500A3 units, with User Manual	24.50	24.00	24.50
Include Thermofocus 01500 A3 units, with User Manual, with DVD	25.00	24.50	25.00
Include Thermofocus 01500 A3 units, with User Manual, with 4 AAA batteries inserted in unit	25.15	24.65	25.15
Include Thermofocus 01500 A3 units, with User Manual, with 4 AAA batteries shipped in bulk, not inserted in unit	25.00	24.50	25.00
Include Thermofocus 01500 A3 units, with User manual, with 4 AAA batteries inserted in unit, with DVD.	25.65	25.15	25.65

These prices are valid for minimum yearly quantity of 50,000 units and with a rate Euro/USD included between 1.20 to 1.40. If the rate will be out of these limits the prices will be adjusted accordingly.

Pricing includes private labeling for Kidz-Med, Inc. by means of stickers on units, and printed on both individual packaging (if any) and any and all instruction manuals included with the units named above and all inner and outer case packaging.
Distributor shall receive a discount of 3% on all orders that exceed the target in box S5 starting from in the 2009 year.

ANNEX III - CHANNELS OF SALES

The Distributor will sell the Products to establishments in the following sectors as defined by the 2002 NAICS Classification system, and according to the primary category as assigned by the US Census Bureau:

44-55 Retail Trade, the sector as a whole, as set forth in attached Schedule A, with the following exceptions:

1) Only establishments under subsection 446110 that are eligible for membership in NACDS (National Association of Chain Drug Stores) as defined in attached Schedule C.
2) No establishments under subsection 45391 (Pet & Pet Supply Stores)
3) Establishments under subsection 4541 (Electronic Shipping and Mailorder Houses), as long as their primary NAICS category is included on Schedule A.

The Distributor will NOT sell the Products to establishments in the following sectors as defined by the 2002 NAICS Classification system, and according to the primary category as assigned by the US Census Bureau::

54 Professional, Scientific and Technical Services, as a whole, as set forth in attached Schedule B
61 Educational Services, as a whole as set forth in attached Schedule B
62 Health Care and Social Assistance, as a whole as set forth in attached Schedule B
92 Public Administration, as a whole as set forth in attached Schedule B
Any government organizations, at any level of government

March 31st, 2008	March 31st, 2008
Florida - USA	Vedano Olona (VA) Italy
	TECNIMED s.r.l. Ple Cocchi, 12 - 21040 Vedano Ol. Tel 0332 402350 - Fax 0332 402847 C.F. e P. IVA 00767900129
Dr. Christopher F. Tirotta	Francesco Bellifemine,
CEO Kidz-Med, Inc	President Tecnimed srl

Distributor and Manufacturer declare that they approve specifically, the following clauses of this contract:

Art. 2	Distributor's function	Art. 13	Applicable law – Jurisdiction
Art. 3	Undertaking not to compete	ANNEX I	General Conditions of sale
Art. 4	Minimum purchase	ANNEX II	Price List to Distributor
Art. 6	Conditions of supply, prices, payments	ANNEX III	Channels of sales
Art. 7	Active sales outside the Territory	Schedules A	Distributor's channels of sales
Art. 10	Term and termination of the contract	Schedules B	Sales channels out of Distributor
Art. 11	Earlier contract termination	Schedules C	NACDS definition

....	TECNIMED s.r.l. Ple Cocchi, 12 - 21040 Vedano Ol. Tel 0332 402350 - Fax 0332 402847 C.F. e P. IVA 00767900129
(Kidz-Med)	(Tecnimed)

Schedule A

44-45 Retail Trade - The Sector as a Whole

The Retail Trade sector comprises establishments engaged in retailing merchandise, generally without transformation, and rendering services incidental to the sale of merchandise.

The retailing process is the final step in the distribution of merchandise; retailers are, therefore, organized to sell merchandise in small quantities to the general public. This sector comprises two main types of retailers: store and nonstore retailers.

1. Store retailers operate fixed point-of-sale locations, located and designed to attract a high volume of walk-in customers. In general, retail stores have extensive displays of merchandise and use mass-media advertising to attract customers. They typically sell merchandise to the general public for personal or household consumption, but some also serve business and institutional clients. These include establishments, such as office supply stores, computer and software stores, building materials dealers, plumbing supply stores, and electrical supply stores. Catalog showrooms, gasoline services stations, automotive dealers, and mobile home dealers are treated as store retailers.

In addition to retailing merchandise, some types of store retailers are also engaged in the provision of after-sales services, such as repair and installation. For example, new automobile dealers, electronic and appliance stores, and musical instrument and supply stores often provide repair services. As a general rule, establishments engaged in retailing merchandise and providing after-sales services are classified in this sector.

The first eleven subsectors of retail trade are store retailers. The establishments are grouped into industries and industry groups typically based on one or more of the following criteria:

(a) The merchandise line or lines carried by the store; for example, specialty stores are distinguished from general-line stores.

(b) The usual trade designation of the establishments. This criterion applies in cases where a store type is well recognized by the industry and the public, but difficult to define strictly in terms of commodity lines carried; for example, pharmacies, hardware stores, and department stores.

(c) Capital requirements in terms of display equipment; for example, food stores have equipment requirements not found in other retail industries.

(d) Human resource requirements in terms of expertise; for example, the staff of an automobile dealer requires knowledge in financing, registering, and licensing issues that are not necessary in other retail industries.

2. Nonstore retailers, like store retailers, are organized to serve the general public, but their retailing methods differ. The establishments of this subsector reach customers and market merchandise with methods, such as the broadcasting of "infomercials," the broadcasting and publishing of direct-response advertising, the publishing of paper and electronic catalogs, door-to-door solicitation, in-home demonstration, selling from portable stalls (street vendors, except food), and distribution through vending machines. Establishments engaged in the direct sale (nonstore) of products, such as home heating oil dealers and home delivery newspaper routes are included here.

The buying of goods for resale is a characteristic of retail trade establishments that particularly distinguishes them from establishments in the agriculture, manufacturing, and construction industries. For example, farms that sell their products at or from the point of production are not classified in retail, but rather in agriculture. Similarly, establishments that both manufacture and sell their products to the general public are not classified in retail, but rather in manufacturing. However, establishments that engage in processing activities incidental to retailing are classified in retail. This includes establishments, such as optical goods stores that do in-store grinding of lenses, and meat and seafood markets.

Wholesalers also engage in the buying of goods for resale, but they are not usually organized to serve the general public. They typically operate from a warehouse or office and neither the design nor the location of these premises is intended to solicit a high volume of walk-in traffic. Wholesalers supply institutional, industrial, wholesale, and retail clients; their operations are, therefore, generally organized to purchase, sell, and deliver merchandise in larger quantities. However, dealers of durable nonconsumer goods, such as farm machinery and heavy duty trucks, are included in wholesale trade even if they often sell these products in single units.

2002 NAICS Code	2002 NAICS Title
44-45	Retail Trade
441	Motor Vehicle and Parts Dealers
4411	Automobile Dealers
44111	New Car Dealers
441110	New Car Dealers
44112	Used Car Dealers
441120	Used Car Dealers
4412	Other Motor Vehicle Dealers
44121	Recreational Vehicle Dealers
441210	Recreational Vehicle Dealers
44122	Motorcycle, Boat, and Other Motor Vehicle Dealers
441221	Motorcycle Dealers
441222	Boat Dealers
441229	All Other Motor Vehicle Dealers
4413	Automotive Parts, Accessories, and Tire Stores
44131	Automotive Parts and Accessories Stores
441310	Automotive Parts and Accessories Stores
44132	Tire Dealers
441320	Tire Dealers
442	Furniture and Home Furnishings Stores
4421	Furniture Stores
44211	Furniture Stores
442110	Furniture Stores

4422	Home Furnishings Stores
44221	Floor Covering Stores
442210	Floor Covering Stores
44229	Other Home Furnishings Stores
442291	Window Treatment Stores
442299	All Other Home Furnishings Stores
443	Electronics and Appliance Stores
4431	Electronics and Appliance Stores
44311	Appliance, Television, and Other Electronics Stores
443111	Household Appliance Stores
443112	Radio, Television, and Other Electronics Stores
44312	Computer and Software Stores
443120	Computer and Software Stores
44313	Camera and Photographic Supplies Stores
443130	Camera and Photographic Supplies Stores
444	Building Material and Garden Equipment and Supplies Dealers
4441	Building Material and Supplies Dealers
44411	Home Centers
444110	Home Centers
44412	Paint and Wallpaper Stores
444120	Paint and Wallpaper Stores
44413	Hardware Stores
444130	Hardware Stores
44419	Other Building Material Dealers
444190	Other Building Material Dealers
4442	Lawn and Garden Equipment and Supplies Stores
44421	Outdoor Power Equipment Stores
444210	Outdoor Power Equipment Stores
44422	Nursery, Garden Center, and Farm Supply Stores
444220	Nursery, Garden Center, and Farm Supply Stores
445	Food and Beverage Stores
4451	Grocery Stores
44511	Supermarkets and Other Grocery (except Convenience) Stores
445110	Supermarkets and Other Grocery (except Convenience) Stores
44512	Convenience Stores
445120	Convenience Stores
4452	Specialty Food Stores
44521	Meat Markets
445210	Meat Markets

44522	Fish and Seafood Markets
445220	Fish and Seafood Markets
44523	Fruit and Vegetable Markets
445230	Fruit and Vegetable Markets
44529	Other Specialty Food Stores
445291	Baked Goods Stores
445292	Confectionery and Nut Stores
445299	All Other Specialty Food Stores
4453	Beer, Wine, and Liquor Stores
44531	Beer, Wine, and Liquor Stores
445310	Beer, Wine, and Liquor Stores
446	Health and Personal Care Stores
4461	Health and Personal Care Stores
44611	Pharmacies and Drug Stores
446110	Pharmacies and Drug Stores
44612	Cosmetics, Beauty Supplies, and Perfume Stores
446120	Cosmetics, Beauty Supplies, and Perfume Stores
44613	Optical Goods Stores
446130	Optical Goods Stores
44619	Other Health and Personal Care Stores
446191	Food (Health) Supplement Stores
446199	All Other Health and Personal Care Stores
447	Gasoline Stations
4471	Gasoline Stations
44711	Gasoline Stations with Convenience Stores
447110	Gasoline Stations with Convenience Stores
44719	Other Gasoline Stations
447190	Other Gasoline Stations
448	Clothing and Clothing Accessories Stores
4481	Clothing Stores
44811	Men's Clothing Stores
448110	Men's Clothing Stores
44812	Women's Clothing Stores
448120	Women's Clothing Stores
44813	Children's and Infants' Clothing Stores
448130	Children's and Infants' Clothing Stores
44814	Family Clothing Stores
448140	Family Clothing Stores
44815	Clothing Accessories Stores

448150	Clothing Accessories Stores
44819	Other Clothing Stores
448190	Other Clothing Stores
4482	Shoe Stores
44821	Shoe Stores
448210	Shoe Stores
4483	Jewelry, Luggage, and Leather Goods Stores
44831	Jewelry Stores
448310	Jewelry Stores
44832	Luggage and Leather Goods Stores
448320	Luggage and Leather Goods Stores
451	Sporting Goods, Hobby, Book, and Music Stores
4511	Sporting Goods, Hobby, and Musical Instrument Stores
45111	Sporting Goods Stores
451110	Sporting Goods Stores
45112	Hobby, Toy, and Game Stores
451120	Hobby, Toy, and Game Stores
45113	Sewing, Needlework, and Piece Goods Stores
451130	Sewing, Needlework, and Piece Goods Stores
45114	Musical Instrument and Supplies Stores
451140	Musical Instrument and Supplies Stores
4512	Book, Periodical, and Music Stores
45121	Book Stores and News Dealers
451211	Book Stores
451212	News Dealers and Newsstands
45122	Prerecorded Tape, Compact Disc, and Record Stores
451220	Prerecorded Tape, Compact Disc, and Record Stores
452	General Merchandise Stores
4521	Department Stores
45211	Department Stores
452111	Department Stores (except Discount Department Stores)
452112	Discount Department Stores
4529	Other General Merchandise Stores
45291	Warehouse Clubs and Supercenters
452910	Warehouse Clubs and Supercenters
45299	All Other General Merchandise Stores
452990	All Other General Merchandise Stores
453	Miscellaneous Store Retailers
4531	Florists

45311	Florists
453110	Florists
4532	Office Supplies, Stationery, and Gift Stores
45321	Office Supplies and Stationery Stores
453210	Office Supplies and Stationery Stores
45322	Gift, Novelty, and Souvenir Stores
453220	Gift, Novelty, and Souvenir Stores
4533	Used Merchandise Stores
45331	Used Merchandise Stores
453310	Used Merchandise Stores
4539	Other Miscellaneous Store Retailers
45391	Pet and Pet Supplies Stores
453910	Pet and Pet Supplies Stores
45392	Art Dealers
453920	Art Dealers
45393	Manufactured (Mobile) Home Dealers
453930	Manufactured (Mobile) Home Dealers
45399	All Other Miscellaneous Store Retailers
453991	Tobacco Stores
453998	All Other Miscellaneous Store Retailers (except Tobacco Stores)
454	Nonstore Retailers
4541	Electronic Shopping and Mail-Order Houses
45411	Electronic Shopping and Mail-Order Houses
454111	Electronic Shopping
454112	Electronic Auctions
454113	Mail-Order Houses
4542	Vending Machine Operators
45421	Vending Machine Operators
454210	Vending Machine Operators
4543	Direct Selling Establishments
45431	Fuel Dealers
454311	Heating Oil Dealers
454312	Liquefied Petroleum Gas (Bottled Gas) Dealers
454319	Other Fuel Dealers
45439	Other Direct Selling Establishments
454390	Other Direct Selling Establishments

Schedule B

54 Professional, Scientific, and Technical Services

The Sector as a Whole

The Professional, Scientific, and Technical Services sector comprises establishments that specialize in performing professional, scientific, and technical activities for others. These activities require a high degree of expertise and training. The establishments in this sector specialize according to expertise and provide these services to clients in a variety of industries and, in some cases, to households. Activities performed include: legal advice and representation; accounting, bookkeeping, and payroll services; architectural, engineering, and specialized design services; computer services; consulting services; research services; advertising services; photographic services; translation and interpretation services; veterinary services; and other professional, scientific, and technical services.

This sector excludes establishments primarily engaged in providing a range of day-to-day office administrative services, such as financial planning, billing and recordkeeping, personnel, and physical distribution and logistics. These establishments are classified in Sector 56, Administrative and Support and Waste Management and Remediation Services.

Code	2002 NAICS Title
54	Professional, Scientific, and Technical Services
541	Professional, Scientific, and Technical Services
5411	Legal Services
54111	Offices of Lawyers
541110	Offices of Lawyers
54112	Offices of Notaries
541120	Offices of Notaries
54119	Other Legal Services
541191	Title Abstract and Settlement Offices
541199	All Other Legal Services
5412	Accounting, Tax Preparation, Bookkeeping, and Payroll Services
54121	Accounting, Tax Preparation, Bookkeeping, and Payroll Services
541211	Offices of Certified Public Accountants
541213	Tax Preparation Services
541214	Payroll Services
541219	Other Accounting Services
5413	Architectural, Engineering, and Related Services
54131	Architectural Services
541310	Architectural Services
54132	Landscape Architectural Services
541320	Landscape Architectural Services
54133	Engineering Services

541330	Engineering Services
54134	Drafting Services
541340	Drafting Services
54135	Building Inspection Services
541350	Building Inspection Services
54136	Geophysical Surveying and Mapping Services
541360	Geophysical Surveying and Mapping Services
54137	Surveying and Mapping (except Geophysical) Services
541370	Surveying and Mapping (except Geophysical) Services
54138	Testing Laboratories
541380	Testing Laboratories
5414	Specialized Design Services
54141	Interior Design Services
541410	Interior Design Services
54142	Industrial Design Services
541420	Industrial Design Services
54143	Graphic Design Services
541430	Graphic Design Services
54149	Other Specialized Design Services
541490	Other Specialized Design Services
5415	Computer Systems Design and Related Services
54151	Computer Systems Design and Related Services
541511	Custom Computer Programming Services
541512	Computer Systems Design Services
541513	Computer Facilities Management Services
541519	Other Computer Related Services
5416	Management, Scientific, and Technical Consulting Services
54161	Management Consulting Services
541611	Administrative Management and General Management Consulting Services
541612	Human Resources and Executive Search Consulting Services
541613	Marketing Consulting Services
541614	Process, Physical Distribution, and Logistics Consulting Services
541618	Other Management Consulting Services
54162	Environmental Consulting Services
541620	Environmental Consulting Services
54169	Other Scientific and Technical Consulting Services
541690	Other Scientific and Technical Consulting Services
5417	Scientific Research and Development Services
54171	Research and Development in the Physical, Engineering, and Life Sciences

541710	Research and Development in the Physical, Engineering, and Life Sciences
54172	Research and Development in the Social Sciences and Humanities
541720	Research and Development in the Social Sciences and Humanities
5418	Advertising and Related Services
54181	Advertising Agencies
541810	Advertising Agencies
54182	Public Relations Agencies
541820	Public Relations Agencies
54183	Media Buying Agencies
541830	Media Buying Agencies
54184	Media Representatives
541840	Media Representatives
54185	Display Advertising
541850	Display Advertising
54186	Direct Mail Advertising
541860	Direct Mail Advertising
54187	Advertising Material Distribution Services
541870	Advertising Material Distribution Services
54189	Other Services Related to Advertising
541890	Other Services Related to Advertising
5419	Other Professional, Scientific, and Technical Services
54191	Marketing Research and Public Opinion Polling
541910	Marketing Research and Public Opinion Polling
54192	Photographic Services
541921	Photography Studios, Portrait
541922	Commercial Photography
54193	Translation and Interpretation Services
541930	Translation and Interpretation Services
54194	Veterinary Services
541940	Veterinary Services
54199	All Other Professional, Scientific, and Technical Services
541990	All Other Professional, Scientific, and Technical Services

61 Educational Services

The Sector as a Whole

The Educational Services sector comprises establishments that provide instruction and training in a wide variety of subjects. This instruction and training is provided by specialized establishments, such as schools, colleges, universities, and training centers. These establishments may be privately owned and operated for profit or not for profit, or they may

be publicly owned and operated. They may also offer food and accommodation services to their students.

Educational services are usually delivered by teachers or instructors that explain, tell, demonstrate, supervise, and direct learning. Instruction is imparted in diverse settings, such as educational institutions, the workplace, or the home through correspondence, television, or other means. It can be adapted to the particular needs of the students, for example sign language can replace verbal language for teaching students with hearing impairments. All industries in the sector share this commonality of process, namely, labor inputs of instructors with the requisite subject matter expertise and teaching ability.

2002 NAICS Code	2002 NAICS Title
61	Educational Services
611	Educational Services
6111	Elementary and Secondary Schools
61111	Elementary and Secondary Schools
611110	Elementary and Secondary Schools
6112	Junior Colleges
61121	Junior Colleges
611210	Junior Colleges
6113	Colleges, Universities, and Professional Schools
61131	Colleges, Universities, and Professional Schools
611310	Colleges, Universities, and Professional Schools
6114	Business Schools and Computer and Management Training
61141	Business and Secretarial Schools
611410	Business and Secretarial Schools
61142	Computer Training
611420	Computer Training
61143	Professional and Management Development Training
611430	Professional and Management Development Training
6115	Technical and Trade Schools
61151	Technical and Trade Schools
611511	Cosmetology and Barber Schools
611512	Flight Training
611513	Apprenticeship Training
611519	Other Technical and Trade Schools
6116	Other Schools and Instruction
61161	Fine Arts Schools
611610	Fine Arts Schools
61162	Sports and Recreation Instruction

611620	Sports and Recreation Instruction
61163	Language Schools
611630	Language Schools
61169	All Other Schools and Instruction
611691	Exam Preparation and Tutoring
611692	Automobile Driving Schools
611699	All Other Miscellaneous Schools and Instruction
6117	Educational Support Services
61171	Educational Support Services
611710	Educational Support Services

62 Health Care and Social Assistance

The Sector as a Whole

The Health Care and Social Assistance sector comprises establishments providing health care and social assistance for individuals. The sector includes both health care and social assistance because it is sometimes difficult to distinguish between the boundaries of these two activities. The industries in this sector are arranged on a continuum starting with those establishments providing medical care exclusively, continuing with those providing health care and social assistance, and finally finishing with those providing only social assistance. The services provided by establishments in this sector are delivered by trained professionals. All industries in the sector share this commonality of process, namely, labor inputs of health practitioners or social workers with the requisite expertise. Many of the industries in the sector are defined based on the educational degree held by the practitioners included in the industry.

Excluded from this sector are aerobic classes in Subsector 713, Amusement, Gambling and Recreation Industries and nonmedical diet and weight reducing centers in Subsector 812, Personal and Laundry Services. Although these can be viewed as health services, these services are not typically delivered by health practitioners.

NAICS Code	2002 NAICS Title
62	Health Care and Social Assistance
621	Ambulatory Health Care Services
6211	Offices of Physicians
62111	Offices of Physicians
621111	Offices of Physicians (except Mental Health Specialists)
621112	Offices of Physicians, Mental Health Specialists
6212	Offices of Dentists
62121	Offices of Dentists
621210	Offices of Dentists
6213	Offices of Other Health Practitioners

62131	Offices of Chiropractors
621310	Offices of Chiropractors
62132	Offices of Optometrists
621320	Offices of Optometrists
62133	Offices of Mental Health Practitioners (except Physicians)
621330	Offices of Mental Health Practitioners (except Physicians)
62134	Offices of Physical, Occupational and Speech Therapists, and Audiologists
621340	Offices of Physical, Occupational and Speech Therapists, and Audiologists
62139	Offices of All Other Health Practitioners
621391	Offices of Podiatrists
621399	Offices of All Other Miscellaneous Health Practitioners
6214	Outpatient Care Centers
62141	Family Planning Centers
621410	Family Planning Centers
62142	Outpatient Mental Health and Substance Abuse Centers
621420	Outpatient Mental Health and Substance Abuse Centers
62149	Other Outpatient Care Centers
621491	HMO Medical Centers
621492	Kidney Dialysis Centers
621493	Freestanding Ambulatory Surgical and Emergency Centers
621498	All Other Outpatient Care Centers
6215	Medical and Diagnostic Laboratories
62151	Medical and Diagnostic Laboratories
621511	Medical Laboratories
621512	Diagnostic Imaging Centers
6216	Home Health Care Services
62161	Home Health Care Services
621610	Home Health Care Services
6219	Other Ambulatory Health Care Services
62191	Ambulance Services
621910	Ambulance Services
62199	All Other Ambulatory Health Care Services
621991	Blood and Organ Banks
621999	All Other Miscellaneous Ambulatory Health Care Services
622	Hospitals
6221	General Medical and Surgical Hospitals
62211	General Medical and Surgical Hospitals
622110	General Medical and Surgical Hospitals
6222	Psychiatric and Substance Abuse Hospitals

62221	Psychiatric and Substance Abuse Hospitals
622210	Psychiatric and Substance Abuse Hospitals
6223	Specialty (except Psychiatric and Substance Abuse) Hospitals
62231	Specialty (except Psychiatric and Substance Abuse) Hospitals
622310	Specialty (except Psychiatric and Substance Abuse) Hospitals
623	Nursing and Residential Care Facilities
6231	Nursing Care Facilities
62311	Nursing Care Facilities
623110	Nursing Care Facilities
6232	Residential Mental Retardation, Mental Health and Substance Abuse Facilities
62321	Residential Mental Retardation Facilities
623210	Residential Mental Retardation Facilities
62322	Residential Mental Health and Substance Abuse Facilities
623220	Residential Mental Health and Substance Abuse Facilities
6233	Community Care Facilities for the Elderly
62331	Community Care Facilities for the Elderly
623311	Continuing Care Retirement Communities
623312	Homes for the Elderly
6239	Other Residential Care Facilities
62399	Other Residential Care Facilities
623990	Other Residential Care Facilities
624	Social Assistance
6241	Individual and Family Services
62411	Child and Youth Services
624110	Child and Youth Services
62412	Services for the Elderly and Persons with Disabilities
624120	Services for the Elderly and Persons with Disabilities
62419	Other Individual and Family Services
624190	Other Individual and Family Services
6242	Community Food and Housing, and Emergency and Other Relief Services
62421	Community Food Services
624210	Community Food Services
62422	Community Housing Services
624221	Temporary Shelters
624229	Other Community Housing Services
62423	Emergency and Other Relief Services
624230	Emergency and Other Relief Services
6243	Vocational Rehabilitation Services
62431	Vocational Rehabilitation Services

624310	Vocational Rehabilitation Services
6244	Child Day Care Services
62441	Child Day Care Services
624410	Child Day Care Services

92 Public Administration

The Sector as a Whole

The Public Administration sector consists of establishments of federal, state, and local government agencies that administer, oversee, and manage public programs and have executive, legislative, or judicial authority over other institutions within a given area. These agencies also set policy, create laws, adjudicate civil and criminal legal cases, provide for public safety and for national defense. In general, government establishments in the Public Administration sector oversee governmental programs and activities that are not performed by private establishments. Establishments in this sector typically are engaged in the organization and financing of the production of public goods and services, most of which are provided for free or at prices that are not economically significant.

Government establishments also engage in a wide range of productive activities covering not only public goods and services but also individual goods and services similar to those produced in sectors typically identified with private-sector establishments. In general, ownership is not a criterion for classification in NAICS. Therefore, government establishments engaged in the production of private-sector-like goods and services should be classified in the same industry as private-sector establishments engaged in similar activities.

As a practical matter, it is difficult to identify separate establishment detail for many government agencies. To the extent that separate establishment records are available, the administration of governmental programs is classified in Sector 92, Public Administration, while the operation of that same governmental program is classified elsewhere in NAICS based on the activities performed. For example, the governmental administrative authority for an airport is classified in Industry 92612, Regulation and Administration of Transportation Programs, while operating the airport is classified in Industry 48811, Airport Operations. When separate records are not available to distinguish between the administration of a governmental program and the operation of it, the establishment is classified in Sector 92, Public Administration.

Examples of government-provided goods and services that are classified in sectors other than Public Administration include: schools, classified in Sector 61, Educational Services; hospitals, classified in Subsector 622, Hospitals; establishments operating transportation facilities, classified in Sector 48-49, Transportation and Warehousing; the operation of utilities, classified in Sector 22, Utilities; and the Government Printing Office, classified in Subsector 323, Printing and Related Support Activities.

2002 NAICS Code	2002 NAICS Title
92	Public Administration
921	Executive, Legislative, and Other General Government Support

9211	Executive, Legislative, and Other General Government Support
92111	Executive Offices
921110	Executive Offices
92112	Legislative Bodies
921120	Legislative Bodies
92113	Public Finance Activities
921130	Public Finance Activities
92114	Executive and Legislative Offices, Combined
921140	Executive and Legislative Offices, Combined
92115	American Indian and Alaska Native Tribal Governments
921150	American Indian and Alaska Native Tribal Governments
92119	Other General Government Support
921190	Other General Government Support
922	Justice, Public Order, and Safety Activities
9221	Justice, Public Order, and Safety Activities
92211	Courts
922110	Courts
92212	Police Protection
922120	Police Protection
92213	Legal Counsel and Prosecution
922130	Legal Counsel and Prosecution
92214	Correctional Institutions
922140	Correctional Institutions
92215	Parole Offices and Probation Offices
922150	Parole Offices and Probation Offices
92216	Fire Protection
922160	Fire Protection
92219	Other Justice, Public Order, and Safety Activities
922190	Other Justice, Public Order, and Safety Activities
923	Administration of Human Resource Programs
9231	Administration of Human Resource Programs
92311	Administration of Education Programs
923110	Administration of Education Programs
92312	Administration of Public Health Programs
923120	Administration of Public Health Programs
92313	Administration of Human Resource Programs (except Education, Public Health, and Veterans' Affairs Programs)
923130	Administration of Human Resource Programs (except Education, Public Health, and Veterans' Affairs Programs)

92314	Administration of Veterans' Affairs
923140	Administration of Veterans' Affairs
924	Administration of Environmental Quality Programs
9241	Administration of Environmental Quality Programs
92411	Administration of Air and Water Resource and Solid Waste Management Programs
924110	Administration of Air and Water Resource and Solid Waste Management Programs
92412	Administration of Conservation Programs
924120	Administration of Conservation Programs
925	Administration of Housing Programs, Urban Planning, and Community Development
9251	Administration of Housing Programs, Urban Planning, and Community Development
92511	Administration of Housing Programs
925110	Administration of Housing Programs
92512	Administration of Urban Planning and Community and Rural Development
925120	Administration of Urban Planning and Community and Rural Development
926	Administration of Economic Programs
9261	Administration of Economic Programs
92611	Administration of General Economic Programs
926110	Administration of General Economic Programs
92612	Regulation and Administration of Transportation Programs
926120	Regulation and Administration of Transportation Programs
92613	Regulation and Administration of Communications, Electric, Gas, and Other Utilities
926130	Regulation and Administration of Communications, Electric, Gas, and Other Utilities
92614	Regulation of Agricultural Marketing and Commodities
926140	Regulation of Agricultural Marketing and Commodities
92615	Regulation, Licensing, and Inspection of Miscellaneous Commercial Sectors
926150	Regulation, Licensing, and Inspection of Miscellaneous Commercial Sectors
927	Space Research and Technology
9271	Space Research and Technology
92711	Space Research and Technology
927110	Space Research and Technology
928	National Security and International Affairs
9281	National Security and International Affairs
92811	National Security
928110	National Security

92812	International Affairs
928120	International Affairs

Schedule C - Membership eligibility definition of NACDS

NACDS NATIONAL ASSOCIATION OF CHAIN DRUG STORES

Chain (retailer) membership is available to companies operating four (4) or more retail pharmacies open to the public.

NACDS consists of more than 200 retail chain community pharmacy companies. Collectively, chain-owned and operated community pharmacy comprises the largest component of pharmacy practice with over 112,000 pharmacists.

Chain community pharmacy is comprised of approximately 20,700 traditional chain drug stores, 9,400 supermarket pharmacies, and nearly 6,400 mass merchant pharmacies. The NACDS membership base operates more than 36,000 retail community pharmacies with annual sales totaling nearly $650 billion--including $193 billion in sales for prescription drugs, over-the-counter(OTC) medications and health and beauty aids.

Chain-operated community retail pharmacies fill over 70% of more than 3.2 billion prescriptions dispensed annually in the United States.

Virtually all chain pharmacy companies with more than 50 stores belong to NACDS, yet over half of our members operate fewer than 50 stores.

ADDENDUM TO DISTRIBUTION AGREEMENT

THIS ADDENDUM TO DISTRIBUTION AGREEMENT (this "Agreement") dated as of March 31, 2008, by and between Tecnimed srl, an Italian corporation, with an address at p.le Cocchi, 12 - 21040 Vedano Olona (VA) – Italy ("Tecnimed") and American Scientific Resource, Inc., a Nevada corporation, with an address at **1112 Weston Road, Unit 278, Weston, FL33326, USA** (the "Distributor").

W I T N E S S E T H

WHEREAS, Tecnimed is the manufacturer of the Thermofocus 5-in-1 thermometer (the "Product");

WHEREAS, Tecnimed and Distributor entered into that certain international distribution agreement dated March 31, 2008 to sell and distribute the Product in Retail Trade (as such term is defined in the 2002 NAICS Classification system) in the United States (the "Distribution Agreement"); and

WHEREAS, Tecnimed and Distributor wish to memorialize the following understanding with respect to the Distribution Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1) Distributor currently holds 12,000 units of the Product in Greenwood Capital's facility in Ohio. Distributor shall promptly transfer back the possession of said 12,000 units in full ownership to Tecnimed. The Distributor's debt with respect to the transferred Product shall be null and void. The Product shall be available at a warehouse in the United States designated by Tecnimed for Distributor to purchase from Tecnimed on a COD (cash on delivery) basis until September 30, 2008.

2) After the above transfer Distributor shall have a debt due to Tecnimed (not including a note for $ 350,000 dated October 30, 2007 (the "First Note")) of $258,800. Said debt shall be converted to a note bearing an interest rate of 12% per annum with a maturity date of September 30, 2008 (the "Second Note"). Distributor shall use 25% of any proceeds received from the sale of the Product at Walgreens and any other client to pay off any principal due under the Second Note. If Distributor gets an injection, under any form (i.e. risk capital, debt etc…), of $100,000 or more of capital in the aggregate after the date hereof (i.e. the date of execution of this Agreement), Distributor shall earmark at least and no less than 30% of same, for the payoff of the Second Note (if same is already paid in full, then to payoff the First Note).

3) With respect to item 6.3 of the Distribution Agreement, purchase orders shall be paid in full before goods are shipped from Tecnimed until such time as the First Note and Second Note are paid in full.

4) With respect to item 7.4 of the Distribution Agreement, Distributor shall not have the right to sell the product to the Professional Market unless and until the First Note and Second Note are paid in full.

5) As of the date of this Agreement, the Distributor complains of violations of the exclusivity provision in Section S-3 and Annex III of the Distribution Agreement. Tecnimed will promptly verify same and then shall use its best efforts to prevent the violation of said provision.

6) Distributor shall promptly inform Tecnimed with respect to any sales and important communication with Walgreens.

7) Should Walgreen send back in whole or in part the Product it has in stock, Distributor shall immediately inform Tecnimed and the parties will decide how to proceed.

IN WITNESS WHEREOF, the parties have duly executed this Side Letter as of the date and year first above written.

American Scientific Resource, Inc.

March 31st, 2008

By:____________________

Tecnimed srl

TECNIMED s.r.l.
P.le Cocchi, 12 - 21040 Vedano Ol.
Tel. 0332/402350 - Fax 0332.402947
C.F. e P. IVA 00767900129

March 31st, 2008

By:____________________